Exhibit 99.1
FOR IMMEDIATE RELEASE
October 19, 2005

Contact:	John Breed Director, Media and Government Relations (713) 209-8835
COOPER INDUSTRIES REPORTS THIRD-QUARTER EARNINGS
OF $1.08 PER SHARE
Outlook for 2005 Improves
HOUSTON, TX, October 19, 2005 – Cooper Industries, Ltd. (NYSE:CBE) today reported third quarter earnings of $1.08 per share (diluted), an increase of 14 percent compared to the $0.95 earnings per share for the third quarter of 2004. Revenues rose 6 percent, to $1.21 billion, compared with $1.14 billion for the same period last year. Net income for the third quarter of 2005 rose 14 percent to $102.0 million, compared with $89.3 million for the prior year’s third quarter.
     “We had an excellent quarter. Our strong operating results reflect the strength, breadth and balance of our business portfolio,” said Kirk S. Hachigian, Chief Executive Officer and President. “We generated solid revenue growth across most of our major markets and our operating margin continued to improve despite ongoing pressures in raw materials and energy costs. Our key initiatives contributed to the quarter’s growth in sales and earnings while positioning us for continued long-term performance.
     “Cooper’s financial position also remains very strong. Including the effect of having repurchased over 2.5 million shares in the past nine months, the Company’s debt-to-total-capitalization ratio, net of cash, at September 30, 2005, was 24.1 percent, compared with 28.1 percent at the same time last year,” said Hachigian.
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Cooper Industries	Page 2
     Revenues for the first nine months of 2005 were $3.54 billion, a 7 percent increase compared to the $3.31 billion in revenues for the first nine months of 2004. Earnings per share were $3.02, compared with $2.65 for the same period in 2004, an increase of 14 percent. Net income for the first nine months of 2005 rose 14 percent to $287.1 million, compared with $250.9 million for the first nine months of last year.
Segment Results
     Electrical Products segment revenues for the third quarter of 2005 were $1.03 billion, an increase of approximately 8 percent above 2004 third quarter revenues of $952.2 million. Currency translation contributed less than 1 percent to the revenue increase. Segment operating earnings were $158.2 million, an increase of approximately 21 percent from $131.2 million in the prior year’s third quarter. Segment operating margin improved to 15.4 percent for the third quarter of 2005, compared with 13.8 percent in the same period last year.
     The increase in revenues for the Electrical Products segment reflects growth in all major served markets. Improved sales levels were the result of the continued strength in the industrial and residential construction markets, sustained activity in the commercial construction sector and strong demand from utility markets in North America. In addition, repair and replacements needs in the hurricane-damaged Gulf Coast contributed to sales and earnings.
     The Electrical Products segment revenues for the first nine months of 2005 grew approximately 9 percent to $3.01 billion, compared with $2.77 billion for the same period in 2004. Operating earnings for the first nine months of 2005 were $441.8 million, approximately 16 percent above the $381.4 million recorded for the same period last year.
     Tools & Hardware segment revenues for the third quarter of 2005 were $182.9 million, compared with 2004 third quarter revenues of $188.0 million. Excluding currency translation, segment revenues were approximately 5 percent below the 2004 third quarter level. Segment operating earnings were $15.5 million, compared with $18.3 million for the prior year’s third quarter. Segment operating margin for the third quarter of 2005 was 8.5 percent, compared with 9.7 percent for the same period last year.
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Cooper Industries	Page 3
     The Tools & Hardware segment revenue decline reflects spending cutbacks implemented by automotive manufacturers. In addition, demand for industrial power tools remained weak during the period. Demand for hand tools continued strong in both the industrial market and the retail market channels. Costs of actions to improve future productivity impacted segment operating earnings by approximately $2.5 million.
     Tools & Hardware segment revenues for the first nine months of 2005 were $538.0 million, 1 percent below the $542.3 million for the first nine months of 2004. Operating earnings for the segment for the first nine months of 2005 were $46.0 million, an improvement of approximately 8 percent on earnings of $42.7 million for the first nine months of last year.
Outlook
     “We continue to be encouraged by the resilience of our global markets,” said Hachigian. “Despite higher energy costs, rising commodity prices and higher interest rates, we expect to see continuing growth across our businesses. Our facility rationalization actions, other productivity programs and implementation of a new business system should continue to facilitate earnings gains. As a result, we are expecting our earnings in 2005 to be within a range from $4.02 to $4.07 per share for the year. This includes the approximately $0.10 impact from the recently initiated SG&A productivity actions and related organizational transition costs,” Hachigian concluded.
     Cooper Industries, Ltd., with 2004 revenues of $4.5 billion, is a global manufacturer of electrical products and tools and hardware. Incorporated in Bermuda, the Company’s administrative headquarters are in Houston, Texas. Cooper has approximately 27,000 employees serving more than 90 locations around the world, and sells products to customers in more than 50 countries. For more information, visit the Company’s Internet site, www.cooperindustries.com.
     Comparisons of 2005 and 2004 third-quarter and year-to-date results appear on the following pages.
     Statements in this news release are forward-looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the Company’s earnings outlook. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, and actual results may differ materially from anticipated results. Important factors which may affect the actual results include,
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Cooper Industries	Page 4
but are not limited to: 1) competitive pressures and future global economic conditions, including the level of market demand for the Company’s products; 2) changes in raw material, transportation and energy costs; 3) the rate at which benefits are realized from cost-reduction programs recently completed, currently under way or to be initiated in the near future; 4) the successful implementation of the Company’s strategic initiatives; 5) mergers and acquisitions and their integration; 6) political developments; 7) changes in the tax laws, tax treaties or tax regulations; 8) the timing and amount of share repurchases by the Company; and 9) the resolution of potential liability exposure resulting from Federal-Mogul Corporation’s bankruptcy filing.
     Cooper will hold a conference call at 12:00 p.m. (Eastern) today to provide shareholders and other interested parties an overview of the Company’s third-quarter 2005 performance. Those interested in hearing the conference call may listen via telephone by dialing (866) 761-0748, using pass code 61010129, or over the Internet through the Investor Center section of the Company’s Internet site, using the “Management Presentations” link. International callers should dial (617) 614-2706, and pass code 61010129.
     A replay briefing will be available by telephone until 11:00 p.m. (Eastern) on October 26, 2005, and over the Internet through November 1, 2005. The telephone number to access the replay is (888) 286-8010, and the pass code number is 74712289. International callers should dial (617) 801-6888 and use the same pass code to hear the replay.
     The conference call may include non-GAAP financial measures. Cooper will post a reconciliation of those measures to the most directly comparable GAAP measures in the Investor Center section of the Company’s Internet site under the heading “Management Presentations.”
     Informational exhibits concerning the Company’s third quarter performance that may be referred to during the conference call also will be available under the heading “Management Presentations” in the Investor Center section at www.cooperindustries.com prior to the beginning of the call.
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CONSOLIDATED RESULTS OF OPERATIONS

	Quarter Ended Sept. 30,
	2005	2004
	(in millions where applicable)
Revenues	$1,210.4	$1,140.2

Cost of sales	828.1	798.4
Selling and administrative expenses	235.9	211.6

Operating earnings	146.4	130.2

Interest expense, net	16.5	17.0

Income before income taxes	129.9	113.2
Income taxes	27.9	23.9

Net income	$102.0	$89.3

Net Income Per Common Share:
Basic	$1.11	$.97

Diluted	$1.08	$.95

Shares Utilized in Computation of Income Per Common Share:
Basic	92.3 million	91.8 million
Diluted	94.8 million	94.0 million
PERCENTAGE OF REVENUES

	Quarter Ended Sept. 30,
	2005	2004
Revenues	100.0%	100.0%
Cost of sales	68.4%	70.0%
Selling and administrative expenses	19.5%	18.6%
Operating earnings	12.1%	11.4%
Income before income taxes	10.7%	9.9%
Net income	8.4%	7.8%
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CONSOLIDATED RESULTS OF OPERATIONS (Continued)
Additional Information for the Quarter Ended September 30
Segment Information

	Quarter Ended Sept. 30,
	2005	2004
	(in millions)
Revenues:
Electrical Products	$1,027.5	$952.2
Tools & Hardware	182.9	188.0

Total	$1,210.4	$1,140.2

Segment Operating Earnings:
Electrical Products	$158.2	$131.2
Tools & Hardware	15.5	18.3

Total Segment Operating Earnings	173.7	149.5

General Corporate Expense	27.3	19.3
Interest expense, net	16.5	17.0

Income before income taxes	$129.9	$113.2

	Quarter Ended Sept. 30,
	2005	2004
Return on Sales:
Electrical Products	15.4%	13.8%
Tools & Hardware	8.5%	9.7%
Total Segments	14.4%	13.1%
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CONSOLIDATED RESULTS OF OPERATIONS

	Nine Months Ended Sept. 30,
	2005	2004
	(in millions where applicable)
Revenues	$3,544.4	$3,314.1

Cost of sales	2,430.4	2,315.6
Selling and administrative expenses	696.3	632.0

Operating earnings	417.7	366.5

Interest expense, net	52.0	51.3

Income before income taxes	365.7	315.2
Income taxes	78.6	64.3

Net Income	$287.1	$250.9

Net Income Per Common Share:
Basic	$3.09	$2.71

Diluted	$3.02	$2.65

Shares Utilized in Computation of Income Per Common Share:
Basic	92.8 million	92.5 million
Diluted	95.2 million	94.7 million
PERCENTAGE OF REVENUES

	Nine Months Ended Sept. 30,
	2005	2004
Revenues	100.0%	100.0%
Cost of sales	68.6%	69.9%
Selling and administrative expenses	19.6%	19.1%
Operating earnings	11.8%	11.1%
Income before income taxes	10.3%	9.5%
Net income	8.1%	7.6%
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CONSOLIDATED RESULTS OF OPERATIONS (Continued)
Additional Information for the Nine Months Ended September 30
Segment Information

	Nine Months Ended Sept. 30,
	2005	2004
	(in millions)
Revenues:
Electrical Products	$3,006.4	$2,771.8
Tools & Hardware	538.0	542.3

Total	$3,544.4	$3,314.1

Segment Operating Earnings:
Electrical Products	$441.8	$381.4
Tools & Hardware	46.0	42.7

Total Segment Operating Earnings	487.8	424.1

General Corporate Expense	70.1	57.6
Interest expense, net	52.0	51.3

Income before income taxes	$365.7	$315.2

	Nine Months Ended Sept. 30,
	2005	2004
Return on Sales:
Electrical Products	14.7%	13.8%
Tools & Hardware	8.6%	7.9%
Total Segments	13.8%	12.8%
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CONSOLIDATED BALANCE SHEETS
(PRELIMINARY)

	Sept 30,	Dec. 31,
	2005	2004
	(in millions)
ASSETS
Cash and cash equivalents	$376.0	$652.8
Receivables	919.2	820.9
Inventories	576.1	523.0
Deferred income taxes and other current assets	174.5	221.9

Total current assets	2,045.8	2,218.6

Property, plant and equipment, less accumulated depreciation	679.7	696.4
Goodwill	2,090.0	2,142.3
Deferred income taxes and other noncurrent assets	273.9	283.5

Total assets	$5,089.4	$5,340.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt	$7.9	$97.6
Accounts payable	385.1	350.7
Accrued liabilities	490.6	488.8
Accrual for discontinued operations	171.4	225.1
Current maturities of long-term debt	449.3	665.4

Total current liabilities	1,504.3	1,827.6

Long-term debt	680.5	698.6
Postretirement benefits other than pensions	165.9	173.3
Other long-term liabilities	345.3	354.8

Total liabilities	2,696.0	3,054.3

Common stock	0.9	0.9
Capital in excess of par value	390.1	446.2
Retained earnings	2,154.9	1,971.6
Accumulated other nonowner changes in equity	(152.5)	(132.2)

Total shareholders’ equity	2,393.4	2,286.5

Total liabilities and shareholders’ equity	$5,089.4	$5,340.8

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RATIOS OF DEBT-TO-TOTAL CAPITALIZATION
AND NET DEBT-TO-TOTAL CAPITALIZATION
(PRELIMINARY)

	Sept. 30,	Dec. 31,
	2005	2004
	(in millions where applicable)
Short-term debt	$7.9	$97.6
Current maturities of long-term debt	449.3	665.4
Long-term debt	680.5	698.6

Total debt	1,137.7	1,461.6
Total shareholders’ equity	2,393.4	2,286.5

Total capitalization	$3,531.1	$3,748.1

Total debt-to-total-capitalization ratio	32.2%	39.0%

Total debt	$1,137.7	$1,461.6
Less cash and cash equivalents	(376.0)	(652.8)

Net debt	$761.7	$808.8

Total capitalization	$3,531.1	$3,748.1
Less cash and cash equivalents	(376.0)	(652.8)

Total capitalization net of cash	$3,155.1	$3,095.3

Net debt-to-total-capitalization ratio	24.1%	26.1%
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CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended Sept. 30,
	2005	2004
	(in millions)
Cash flows from operating activities:
Net income	$287.1	$250.9
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	84.1	88.8
Deferred income taxes	5.0	29.0
Restructuring charge payments	(0.4)	(3.8)
Changes in assets and liabilities:(1)
Receivables	(114.3)	(97.2)
Inventories	(54.5)	10.7
Accounts payable and accrued liabilities	8.3	(4.1)
Other assets and liabilities, net	85.2	86.2

Net cash provided by operating activities	300.5	360.5

Cash flows from investing activities:
Capital expenditures	(71.8)	(64.1)
Cash paid for acquired businesses	(2.4)	(10.1)
Proceeds from sales of property, plant and equipment and other	6.6	8.5

Net cash used in investing activities	(67.6)	(65.7)

Cash flows from financing activities:
Proceeds from issuances of debt	1.4	2.2
Repayments of debt	(270.1)	(1.7)
Dividends	(103.8)	(97.9)
Subsidiary purchase of parent shares	(166.2)	(202.9)
Activity under employee stock plans and other	54.7	37.2

Net cash used in financing activities	(484.0)	(263.1)

Effect of exchange rate changes on cash and cash equivalents	(25.7)	0.2

Decrease in cash and cash equivalents	(276.8)	31.9
Cash and cash equivalents, beginning of period	652.8	463.7

Cash and cash equivalents, end of period	$376.0	$495.6

(1)	Net of the effects of translation and acquisitions
Free Cash Flow Reconciliation

	Three Months Ended
	Sept. 30,
	2005	2004
	(in millions)
Net cash provided by operating activities	$119.1	$141.2
Less capital expenditures	(23.9)	(25.1)
Add proceeds from sales of property, plant and equipment and other	2.3	0.6

Free cash flow	$97.5	$116.7

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